                                                                Neil G. O'Rourke
                                                       Direct Dial: 336-721-3752
                                                        Direct Fax: 336-726-6997
                                                       E-mail: NOrourke@wcsr.com


May 19, 1999


BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101

     Re: Registration Statement on Form S-4 (the "Registration Statement") with respect to shares to be issued pursuant to the Agreement and Plan of Reorganization, dated as of January 26, 1999 (the "Reorganization Agreement"), by and between First Citizens Corporation, a Georgia corporation ("First Citizens"), and BB&T Corporation, a North Carolina corporation ("BB&T")

Ladies and Gentlemen:

     We have acted as counsel to BB&T in connection with the registration of 3,352,846 shares of its Common Stock, par value $5.00 per share (the "BB&T Common Stock"), issuable pursuant to the Reorganization Agreement, as set forth in the Registration Statement that is being filed on the date hereof by BB&T with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(8) of Regulation S-K. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Reorganization Agreement.

     In the Merger, First Citizens will merge into BB&T pursuant to North Carolina and Georgia law, and each outstanding share of First Citizens Common Stock (the only class outstanding) is to be converted into a number of shares of BB&T Common Stock determined under a formula in the Reorganization Agreement. Also, cash will be paid in lieu of issuance of fractional shares. First Citizens shareholders are entitled by state law to dissent from the Merger.

     In giving this opinion we have reviewed, and with your permission we have relied upon the representations and warranties contained in or the facts described in, the Reorganization Agreement, the Registration Statement, and certificates dated May 19, 1999 in which officers of First Citizens and officers of BB&T make certain representations on behalf of First Citizens and BB&T regarding the Merger (the "Tax Certificates"). We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.

     In giving this opinion we have with your permission assumed that the statements in the Tax Certificates are correct as of the date of this opinion, and any representation or statement made "to the
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                                                                BB&T Corporation
                                                                    May 19, 1999
                                                                          Page 2

best of knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that
(a) the Merger will be consummated in accordance with the Reorganization Agreement, (b) First Citizen's only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")) is the First Citizens Common Stock, and (c) the Rights attached to the shares of BB&T Common Stock issued in the Merger will not be exchanged by BB&T for any part of the value of the First Citizens Common Stock, and such Rights will have no ascertainable fair market value at the Effective Time.

     Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Reorganization Agreement, for federal income tax purposes:

          (1) The Merger will constitute a "reorganization" within the meaning of Section 368 of the Code.

          (2) No gain or loss will be recognized by First Citizens or BB&T by reason of the Merger.

          (3) No gain or loss will be recognized by the shareholders of First Citizens upon the receipt of BB&T Common Stock (including any fractional share interest to which they may be entitled) solely in exchange for their shares of First Citizens Common Stock.

          (4) A shareholder of First Citizens who receives cash in lieu of a fractional share of BB&T Common Stock will recognize gain or loss as if the fractional share has been received and then redeemed for cash equal to the amount paid by BB&T in respect of such fractional share, subject to the provisions and limitations of
               Section 302 of the Code.

          (5) The tax basis in the BB&T Common Stock received by a First Citizens shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the First Citizens Common Stock surrendered in exchange therefor.

          (6) The holding period for BB&T Common Stock received (including any fractional share interest deemed received) in exchange for shares of First Citizens Common Stock will include the period during which the shareholder held the shares of First Citizens Common Stock surrendered in the exchange, provided
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                                                                BB&T Corporation
                                                                    May 19, 1999
                                                                          Page 3


               that the First Citizens Common Stock was held as a capital asset at the Effective Time.

     We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied.
The opinions stated with respect to shares of First Citizens Common Stock do not apply to any stock rights, warrants or options to acquire First Citizens Common Stock. The opinions stated as to First Citizens shareholders are general in nature and do not necessarily apply to any particular First Citizens shareholder, and, for example, may not apply to shareholders who are corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations; or to persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts), are subject to the alternative minimum tax (to the extent that tax affects the tax consequences), or are subject to the "golden parachute" provisions of the Code (to the extent that tax affects the tax consequences); or to shareholders who acquired First Citizens Common Stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment, who do not hold their shares as capital assets, or who hold their shares as part of a "straddle" or "conversion transaction."

     This opinion represents our best legal judgment, but it has no binding effect or official status of any kind. Changes to the Code or in regulations or rulings thereunder, or changes by the courts in the interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

     We furnish this opinion to you solely to support the discussion set forth under the headings "SUMMARY-No Federal Income Tax on Shares Received in Merger," "THE MERGER--The Merger Agreement--Conditions to the Merger," "THE MERGER-Material Federal Income Tax Consequences of the Merger" and "LEGAL MATTERS" in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                              Very truly yours,

                              WOMBLE CARLYLE SANDRIDGE & RICE
                              A Professional Limited Liability Company


                              By: /s/ Neil G. O'Rourke
                                 --------------------------
                                 Neil G. O'Rourke